UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No. 1)

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a‑12

WESTERN ASSET MORTGAGE CAPITAL CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐ Fee paid previously with preliminary materials.
☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(l) and 0-11

AMENDMENT TO PROXY STATEMENT DATED MAY 2, 2022 FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 24, 2022

This Amendment to the Proxy Statement, dated May 25, 2022 (this “Amendment”), is being filed to amend the definitive proxy statement (the “Proxy Statement”) of Western Asset Mortgage Capital Corporation (the “Company”) in connection with its Annual Meeting of Stockholders to be held on June 24, 2022, at 9:00 A.M. Pacific Time (the “Annual Meeting”), which was filed with the U.S. Securities and Exchange Commission on May 2, 2022.

This Amendment updates the disclosure in the Proxy Statement relating to (i) the special note to stockholders holding shares with their broker, (ii) the voting requirements for, and the effect of abstentions and broker non-votes on, Proposal 4: Reverse Stock Split and Authorized Share Reduction (“Proposal 4”) and (iii) the voting requirements for Proposal 5: Approval of the Western Asset Mortgage Capital Corporation 2022 Omnibus Incentive Plan and the Western Asset Mortgage Capital Corporation 2022 Manager Omnibus Incentive Plan (“Proposal 5”).

This Amendment also corrects a clerical error in the number of shares of common stock outstanding and entitled to vote at the Annual Meeting.

Amendments to Special Note to Stockholders Holding Shares With Their Broker

The paragraph under the heading “Special Note to Stockholders Holding Shares With Their Broker” on page 2 of the Proxy Statement is hereby amended and restated in its entirety as follows:

“SPECIAL NOTE TO STOCKHOLDERS HOLDING SHARES WITH THEIR BROKER

If you are a beneficial owner and hold your shares in “street name” through a broker, bank or other nominee and do not provide that broker, bank or other nominee with voting instructions in the proxy card, your broker, bank or other nominee may vote your shares only with respect to certain matters considered “routine.” All of the matters scheduled to be voted on at the Annual Meeting are “non-routine” except for Proposal 3: Ratification of Selection of Independent Registered Public Accounting Firm and Proposal 4: Reverse Stock Split and Authorized Share Reduction. For any matters that are “not routine” for which you do not provide voting instructions in the proxy card, your shares will constitute “broker non-votes” and will not be counted as a vote cast on that proposal. Your vote is especially important. Therefore, please promptly instruct your broker, bank or other nominee regarding how to vote your shares on these matters.”

Amendments to Proposal 4

The vote required to approve Proposal 4 as described on page 38 of the Proxy Statement under the heading “Vote Required” is hereby amended and restated in its entirety as follows:

“Vote Required

Stockholders participating in the virtual meeting are considered to be attending the meeting "in person." Under Delaware law, the affirmative vote of stockholders holding a majority of the Company’s issued and outstanding common stock entitled to vote at the meeting is required to approve this Proposal. Because adoption and approval of the Reverse Stock Split Charter Amendment to effect the Reverse Stock Split and proportionally reduce the number of authorized common stock requires a majority of the Company’s issued and outstanding common stock, abstentions and broker non-votes with respect to the Proposal will have the same effect as a vote “Against” the Proposal.

The Board recommends a vote FOR the approval of the Reverse Stock Split Charter Amendment to effect the Reverse Stock Split and proportionally reduce the number of authorized common stock.”

Amendments to Proposal 5

The vote required to approve Proposal 5 as described on page 45 of the Proxy Statement under the heading “Vote Required” is hereby amended and restated in its entirety as follows:

“Vote Required

Stockholders participating in the virtual meeting are considered to be attending the meeting "in person." The affirmative vote of stockholders holding a majority of the Company’s issued and outstanding common stock in attendance at the meeting, either in person or by proxy, is required to approve this Proposal. Abstentions and broker non‑votes will have no effect.
The Board recommends a vote FOR the approval of the Western Asset Mortgage Capital Corporation 2022 Omnibus Incentive Plan and the Western Asset Mortgage Capital Corporation 2022 Manager Omnibus Incentive Plan.”

Amendments to Number of Shares of Common Stock Outstanding and Entitled to Vote at the Annual Meeting

All references to “60,637,654” shares of the Company’s common stock, par value $0.01 per share, are revised to “60,380,105.”

    The second paragraph under the heading “Effects of the Reverse Stock Split—Effects of the Reverse Stock Split on Issued and Outstanding Shares” on page 34 of the Proxy Statement is hereby amended and restated in its entirety as follows:

“As of April 26, 2022, the record date, the Company had 60,380,105 shares of common stock outstanding. For purposes of illustration, if the Reverse Stock Split is effected at a ratio of 1-for-8, after giving effect to such Reverse Stock Split, there would be approximately 7,580,000 shares of common stock that would be issued and outstanding.”

Except as described in this Amendment, all information in the Proxy Statement remains unchanged and no other updates have been made to the Proxy Statement. This Amendment does not provide all of the information that is important to your voting decisions at the Annual Meeting, and the Proxy Statement contains other important additional information. This
Amendment should be read in conjunction with the Proxy Statement.

If you have already returned your proxy card or provided voting instructions, you do not need to take any action unless you wish to change your vote.

Important Notice Regarding the Availability of Proxy Materials for the Annual Stockholder Meeting to be Held on June 24, 2022

This Amendment, the Proxy Statement, the Company’s 2021 Annual Report and a proxy card are available at http://proxy.westernassetmcc.com.